Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-53633, 33-48146, 33-41507, 33-21758 and
333-48391) of Valhi, Inc. of our report dated March 24, 2006 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Titanium Metals Corporation, which appears in Titanium Metals Corporation's Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Form 10-K.




PricewaterhouseCoopers LLP


Denver, Colorado
March 24, 2006